Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call: Timothy R. Horne – Sr. Vice President-Finance
Dover, Delaware, January 25, 2018	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2017

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the fourth quarter and year ended December 31, 2017.

Our fall NASCAR event weekend, which consists of a K&N Pro Series East event, a NASCAR XFINITY Series event and a NASCAR Monster Energy Cup Series event was held on September 29 to October 1 in 2017 and September 30 to October 2 in 2016. As a result, the XFINITY Series event was held during the third quarter of 2017 and the fourth quarter of 2016.

Revenues for the fourth quarter of 2017 were $18,305,000 compared to $20,112,000 in the fourth quarter of 2016. Operating and marketing expenses were $10,125,000 in the fourth quarter of 2017 compared to $11,757,000 in the fourth quarter of 2016. Both decreases were primarily from the timing of the XFINITY Series races previously mentioned.

The overall results for our fall 2017 race weekend were comparable with last year. Higher broadcast revenue was offset by slightly lower event related revenue and higher purses and marketing expense.

General and administrative expenses of $1,753,000 in the fourth quarter of 2017 were slightly lower compared to $1,826,000 in the fourth quarter of 2016, primarily due to lower employee costs.

Costs to remove long-lived assets in 2016 represents costs incurred during the fourth quarter of 2016 to remove a portion of grandstands, seats and structures that were taken out of service and written off in 2015. We spent an additional $286,000 during the first quarter of 2017 to complete the removal of these structures.

Depreciation expense in the fourth quarter of 2017 increased to $1,059,000 from $842,000 in the fourth quarter of 2016. The fourth quarter of 2017 includes $186,000 of accelerated depreciation expense as a result of the Company’s decision to not complete certain improvements at our Dover facility.

Provision for contingent obligation was $117,000 during the fourth quarter of 2017 compared to $2,000 in the fourth quarter of 2016 primarily due to a lower discount rate.

Earnings before income taxes for the fourth quarter of 2017 were $5,233,000 compared to $5,456,000 in the fourth quarter of 2016.

Income tax benefit was $2,410,000 for the fourth quarter of 2017 compared to an expense of $2,211,000 in the fourth quarter of 2016. The Tax Cuts and Jobs Act was signed into law in December 2017. The fourth quarter of 2017 and full-year 2017 results reflect the impact of the new tax law which resulted in an income tax benefit of $4,531,000, or $.13 per share, primarily from revaluing the Company’s net deferred tax liabilities to reflect the recently enacted 21% federal corporate rate.

Net earnings in the fourth quarter of 2017 were $7,643,000 or $.21 per diluted share compared to $3,245,000 or $.09 per diluted share for the fourth quarter of 2016. Net earnings, excluding the tax benefit, were $3,112,000 or $.08 per diluted share in the fourth quarter of 2017.

For the year ended December 31, 2017, total revenues were $46,742,000 compared to $45,873,000 in the prior year. The increase was from higher broadcasting revenue, partially offset by lower admissions revenue and music festival related revenue.

Net earnings for the year ended December 31, 2017 were $8,426,000 or $.23 per diluted share compared to $3,801,000 or $.10 per diluted share for the year ended December 31, 2016. Net earnings for 2017, excluding the aforementioned tax benefit, were $3,895,000 or $.10 per diluted share.

On August 17, 2017, we entered into an agreement with an entity owned by Panattoni Development Company, an international commercial real estate development company, relative to the sale of approximately 147 acres at our Nashville Superspeedway at a purchase price of $35,000 per acre. Closing is expected to occur during the first quarter of 2018. Additionally, we granted the prospective buyer a three-year option on an additional 87 acres at $55,000 per acre. We will continue with our effort to sell the approximately 1,150 acres of Nashville Superspeedway property that would remain after these transactions.

The Company’s financial position continued to strengthen during 2017. Total borrowings outstanding decreased to $3,240,000 at December 31, 2017 from $3,840,000 at December 31, 2016. The Company funded $1.2 million towards its pension obligations in 2017. During the fourth quarter this year, the Company repurchased 52,045 shares of its common stock on the open market at an average price of $2.05 per share, bringing total repurchases for the year to 130,741 shares at an average price of $2.11 per share. In December 2017 the Company paid annual cash dividends on both classes of common stock of $.08 per share compared to $.05 per share in December 2016. Due to the seasonal nature of our business, we will evaluate dividends annually.

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This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Revenues:
Admissions	$2,786	$3,173	$6,657	$6,937
Event-related	2,564	3,166	8,303	8,264
Broadcasting	12,951	13,768	31,775	30,658
Other	4	5	7	14

	18,305	20,112	46,742	45,873

Expenses:
Operating and marketing	10,125	11,757	28,764	28,197
General and administrative	1,753	1,826	7,314	7,399
Costs to remove long-lived assets	—	203	286	203
Depreciation	1,059	842	3,566	3,433

	12,937	14,628	39,930	39,232

Operating earnings	5,368	5,484	6,812	6,641

Interest expense, net	(19)	(33)	(169)	(199)
Provision for contingent obligation	(117)	(2)	(158)	(75)
Other income	1	7	52	23

Earnings before income taxes	5,233	5,456	6,537	6,390

Income tax benefit (expense)	2,410	(2,211)	1,889	(2,589)

Net earnings	$7,643	$3,245	$8,426	$3,801

Net earnings per common share:
Basic	$0.21	$0.09	$0.23	$0.10

Diluted	$0.21	$0.09	$0.23	$0.10

Weighted average shares outstanding:
Basic	36,206	36,216	36,275	36,232
Diluted	36,206	36,216	36,275	36,232

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016

GAAP net earnings	$7,643	$3,245	$8,426	$3,801

Federal income tax reform (1)	(4,531)	—	(4,531)	—

Adjusted net earnings	$3,112	$3,245	$3,895	$3,801

GAAP net earnings per common share – basic and diluted	$0.21	$0.09	$0.23	$0.10

Federal income tax reform (1)	(0.13)	—	(0.13)	—

Adjusted net earnings per common share – basic and diluted	$0.08	$0.09	$0.10	$0.10

(1)	The passage of the Tax Cuts and Jobs Act in December 2017 lowered our future federal income tax rate to 21% requiring us to revalue net deferred federal tax liabilities.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted net earnings and adjusted net earnings per common share – basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned federal income tax reform. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to net earnings or net earnings per common share – basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash	$1	$1
Accounts receivable	476	419
Inventories	15	17
Prepaid expenses and other	1,119	1,104
Income taxes receivable	562	—
Assets held for sale	2,455	2,455

Total current assets	4,628	3,996

Property and equipment, net	51,000	52,723
Nashville Superspeedway facility	23,545	23,545
Other assets	1,107	1,022

Total assets	$80,280	$81,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61	$347
Accrued liabilities	3,049	2,955
Payable to Dover Downs Gaming & Entertainment, Inc.	7	7
Income taxes payable	—	218
Deferred revenue	1,249	1,355

Total current liabilities	4,366	4,882

Revolving line of credit, net	3,240	3,840
Liability for pension benefits	2,819	4,046
Provision for contingent obligation	1,960	1,802
Deferred income taxes	8,673	12,911

Total liabilities	21,058	27,481

Stockholders’ equity:
Common stock	1,825	1,828
Class A common stock	1,851	1,851
Additional paid-in capital	101,844	101,858
Accumulated deficit	(42,858)	(48,340)
Accumulated other comprehensive loss	(3,440)	(3,392)

Total stockholders’ equity	59,222	53,805

Total liabilities and stockholders’ equity	$80,280	$81,286

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended December 31,
	2017	2016
Operating activities:
Net earnings	$8,426	$3,801
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	3,566	3,433
Amortization of credit facility fees	65	87
Stock-based compensation	364	284
Excess tax benefits from stock-based compensation	—	(27)
Deferred income taxes	(4,286)	(661)
Provision for contingent obligation	158	75
Changes in assets and liabilities:
Accounts receivable	(57)	(246)
Inventories	2	55
Prepaid expenses and other	(97)	(44)
Income taxes receivable/payable	(699)	223
Accounts payable	(252)	176
Accrued liabilities	(3)	(442)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	—	51
Deferred revenue	(106)	77
Liability for pension benefits	(1,248)	(32)

Net cash provided by operating activities	5,833	6,810

Investing activities:
Capital expenditures	(1,877)	(2,580)
Purchases of available-for-sale securities	(176)	(293)
Proceeds from sale of available-for-sale securities	145	203

Net cash used in investing activities	(1,908)	(2,670)

Financing activities:
Borrowings from revolving line of credit	25,680	28,820
Repayments on revolving line of credit	(26,280)	(30,880)
Dividends paid	(2,944)	(1,840)
Repurchase of common stock	(381)	(189)
Excess tax benefits from stock-based compensation	—	27
Credit facility fees	—	(78)

Net cash used in financing activities	(3,925)	(4,140)

Net change in cash	—	—
Cash, beginning of year	1	1

Cash, end of year	$1	$1